                                                                    EXHIBIT 4.13




================================================================================

                         HEARST-ARGYLE TELEVISION, INC.



                          7.18% Senior Notes due 2010


                            -----------------------
                        FORM OF NOTE PURCHASE AGREEMENT
                            -----------------------



                          Dated as of December 1, 1998



================================================================================

                               Table of Contents
                               -----------------

                                                                            Page
                                                                            ----

1.   AUTHORIZATION OF NOTES..................................................1

2.   SALE AND PURCHASE OF NOTES..............................................1

3.   THE CLOSINGS............................................................2

4.   CONDITIONS TO CLOSINGS..................................................2
       4.1. Conditions to First Closing......................................2
       4.2. Conditions to Each Closing.......................................3
       4.3. Additional Conditions to Second Closing..........................5

5.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY...........................5
       5.1. Organization; Power and Authority................................5
       5.2. Authorization, etc...............................................5
       5.3. Disclosure.......................................................6
       5.4. Organization and Ownership of Shares of Subsidiaries; Affiliates.6
       5.5. Financial Statements.............................................7
       5.6. Compliance with Laws, Other Instruments, etc.....................7
       5.7. Governmental Authorizations, etc.................................8
       5.8. Litigation; Observance of Agreements, Statutes and Orders........8
       5.9. Taxes............................................................8
       5.10.Title to Property; Leases........................................9
       5.11. Licenses, Permits, Y2K, etc.....................................9
       5.12. Compliance with ERISA...........................................10
       5.13. Private Offering by the Company.................................11
       5.14. Use of Proceeds; Margin Regulations.............................11
       5.15. Existing Indebtedness...........................................12
       5.16. Foreign Assets Control Regulations, etc.........................12
       5.17. Status Under Certain Statutes...................................13
       5.18. Environmental Matters...........................................13

6.   REPRESENTATIONS OF THE PURCHASER........................................13
       6.1. Purchase of Notes................................................13
       6.2. Source of Funds..................................................14

7.   INFORMATION AS TO COMPANY...............................................15
       7.1. Financial and Business Information...............................15
       7.2. Officer's Certificate............................................18
       7.3. Inspection.......................................................19

8.   PREPAYMENT OF THE NOTES.................................................20
       8.1. Required Prepayments.............................................20
       8.2. Optional Prepayments with Make-Whole Amount......................20
       8.3. Prepayment in Connection with a Change of Control................21
       8.4. Allocation of Partial Prepayments................................21
       8.5. Maturity; Surrender, etc.........................................21
       8.6. Purchase of Notes................................................22

     8.7. Make-Whole Amount..................................................22

9.  AFFIRMATIVE COVENANTS....................................................24
     9.1. Compliance with Law................................................24
     9.2. Insurance..........................................................24
     9.3. Maintenance of Properties..........................................25
     9.4. Payment of Taxes and Claims........................................25
     9.5. Corporate Existence, etc...........................................25

10. NEGATIVE COVENANTS.......................................................26
     10.1. Liens.............................................................26
     10.2. Limitation on Sale and Leaseback Transactions.....................27
     10.3. Maintenance of Financial Conditions...............................28
     10.4. Merger, Consolidation, etc........................................28
     10.5. Lines of Business.................................................29
     10.6. Transactions with Affiliates......................................29
     10.7. Designation of Restricted and Unrestricted Subsidiaries...........30

11. EVENTS OF DEFAULT........................................................31

12. REMEDIES ON DEFAULT, ETC.................................................33
     12.1. Acceleration......................................................33
     12.2. Other Remedies....................................................34
     12.3. Rescission........................................................34
     12.4. No Waivers or Election of Remedies, Expenses, etc.................34

13. REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES............................35
     13.1. Registration of Notes.............................................35
     13.2. Transfer and Exchange of Notes....................................35
     13.3. Replacement of Notes..............................................36

14. PAYMENTS ON NOTES........................................................36
     14.1. Place of Payment..................................................36
     14.2. Home Office Payment...............................................37

15. EXPENSES, ETC............................................................37
     15.1. Transaction Expenses..............................................37
     15.2. Survival..........................................................38

16. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.............38

17. AMENDMENT AND WAIVER.....................................................38
     17.1. Requirements......................................................38
     17.2. Solicitation of Holders of Notes..................................39
     17.3. Binding Effect, etc...............................................39
     17.4. Notes held by Company, etc........................................40

18. NOTICES..................................................................40

19. REPRODUCTION OF DOCUMENTS................................................40

20. CONFIDENTIAL INFORMATION.................................................41

                                      (ii)

21. SUBSTITUTION OF PURCHASER................................................42

22. MISCELLANEOUS............................................................42
     22.1. Successors and Assigns............................................42
     22.2. Construction......................................................43
     22.3. Payments Due on Non-Business Days.................................43
     22.4. Severability......................................................43
     22.5. Accounting Terms; Changes in GAAP.................................43
     22.6. Counterparts......................................................44
     22.7. Governing Law.....................................................44


Exhibit 1                         --  Form of 7.18% Senior Note due 2010
Exhibit 4.1(c)(i)                 --  Form of First Closing Opinion of Special Counsel for the
                                      Company
Exhibit 4.1(c)(ii)                --  Form of First Closing Opinion of Special Counsel for the
                                      Purchasers
Exhibit 4.3(b)(i)                 --  Form of Second Closing Opinion of Special Counsel for the
                                      Company
Exhibit 4.3(b)(ii)                --  Form of Second Closing Opinion of Special Counsel for the
                                      Purchasers

Schedule A                        --  Names and Addresses of Purchasers
Schedule B                        --  Defined Terms
Schedule 5.3                      --  Disclosure Documents
Schedule 5.4                      --  Subsidiaries
Schedule 5.5                      --  Financial Statements
Schedule 5.8                      --  Litigation
Schedule 5.11                     --  Licenses, etc.
Schedule 5.15                     --  Existing Indebtedness
Schedule 10.6                     --  Certain Transactions

                                     (iii)

                         HEARST-ARGYLE TELEVISION, INC.
                               888 Seventh Avenue
                               New York, NY 10166
                            Telephone:  212-887-6800



                          7.18% Senior Notes due 2010



                                                          As of December 1, 1998


TO EACH OF THE PURCHASERS LISTED
  IN THE ATTACHED SCHEDULE A:

Ladies and Gentlemen:

          HEARST-ARGYLE TELEVISION, INC., a Delaware corporation (the "Company"), agrees with you as follows:

1.  AUTHORIZATION OF NOTES.

          The Company has duly authorized the issue and sale of $450,000,000 aggregate principal amount of its 7.18% Senior Notes due 2010 (the "Notes"), each such note to be substantially in the form set out in Exhibit 1. As used herein, the term "Notes" shall mean all notes originally delivered pursuant to this Agreement and the Other Agreements referred to below and all notes delivered in substitution or exchange for any such note and, where applicable, shall include the singular number as well as the plural. Certain capitalized and other terms used in this Agreement are defined in Schedule B; references to a "Schedule" or an "Exhibit" are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.

2.  SALE AND PURCHASE OF NOTES.

          Subject to the terms and conditions of this Agreement, the Company will issue and sell to you and you will purchase from the Company, at one or both of the Closings provided for in Section 3, Notes in the principal amount or amounts specified opposite your name in Schedule A at the purchase price of 100% of the principal amount thereof. Contemporaneously with entering into this Agreement, the Company is entering into separate Note Purchase Agreements (the "Other Agreements") identical with this Agreement with the other purchasers named in Schedule A (the "Other Purchasers"), providing for the sale at one or both of such Closings to each of the Other Purchasers of Notes in the principal amount or amounts specified opposite its name in Schedule A. Your obligation hereunder and the obligations of the Other Purchasers under the Other Agreements are several and not joint obligations and you shall have no obligation under any

Other Agreement and no liability to any Person for the performance or non-performance by any Other Purchaser thereunder.

3.  THE CLOSINGS.

          The sale and purchase of the Notes to be purchased by you and the Other Purchasers shall occur at the offices of Willkie Farr & Gallagher, 787 Seventh Avenue, New York, NY 10019 at 10:00 a.m., New York time, at two closings (individually a "Closing" and respectively the "First Closing" and the "Second Closing"). The First Closing shall be on December 15, 1998, or such other Business Day thereafter on or prior to December 31, 1998 as may be agreed to by the Company and you (if you are purchasing Notes at such Closing) and the Other Purchasers then purchasing Notes. The Second Closing shall be on January 14, 1999, or such other Business Day on or prior to January 31, 1999 as may be agreed to by the Company and you (if you are purchasing Notes at such Closing) and the Other Purchasers then purchasing Notes. At each Closing for your purchase of Notes the Company will deliver to you a single Note to be purchased by you at such Closing (or such greater number of Notes, in denominations of at least $100,000, as you may request, in an aggregate principal amount equal to the principal amount of Notes to be purchased by you at such Closing), dated the date of such Closing and registered in your name (or in the name of your nominee), against delivery by you to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company to Account Number 9102723922 at The Chase Manhattan Bank, ABA number 021000021.

          If the Company shall fail to tender such Notes to be purchased by you at either Closing on or before the last date specified above in this Section 3 for such Closing, or if any of the conditions specified in Section 4 with respect to such Closing shall not have been fulfilled to your satisfaction on or before the last date specified above for such Closing, you shall, at your election, be relieved of all further obligations under this Agreement, without thereby waiving any rights you may have by reason of such failure or such nonfulfillment.

4.    CONDITIONS TO CLOSINGS.

4.1.  Conditions to First Closing.

          If you are purchasing Notes at the First Closing, your obligation to purchase and pay for such Notes is subject to the fulfillment to your satisfaction, prior to or at such Closing, of the following conditions:

          (a) Officer's Certificate. The Company shall have delivered to you an
              ---------------------
     Officer's Certificate, dated the date of such Closing, certifying that the conditions specified in paragraphs (d) and (f) of this Section 4.1 and paragraphs (a) and (b) of
     Section 4.2 have been fulfilled.

          (b) Secretary's Certificate. The Company shall have delivered to you a
              -----------------------
     certificate of the Secretary or an Assistant Secretary of the Company, dated the date of such Closing, certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Notes and this Agreement and the Other Agreements.

          (c) Opinions of Counsel. You shall have received opinions in form and
              -------------------
     substance satisfactory to you, dated the date of such Closing, (i) from Rogers & Wells LLP, special counsel for the Company, substantially in the form set forth in Exhibit 4.1(c)(i) and covering such other matters incident to the transactions contemplated hereby as you or your counsel may reasonably request (and the Company hereby instructs its counsel to deliver such opinion to you) and (ii) from Willkie Farr & Gallagher, your special counsel in connection with such transactions, substantially in the form set forth in Exhibit 4.1(c)(ii) and covering such other matters incident to such transactions as you may reasonably request.

          (d) Actions Prior to Closing. Neither the Company nor any Subsidiary
              ------------------------
     shall have entered into any transaction since the date of the Memorandum that would have been prohibited by Section 10.1, 10.2, 10.4 or 10.6 had such Sections applied since such date.

         (e)  Private Placement Number. A Private Placement Number issued by
              ------------------------
     Standard & Poor's CUSIP Service Bureau (in cooperation with the Securities Valuation Office of the National Association of Insurance Commissioners) shall have been obtained for the Notes.

        (f)   Changes in Corporate Structure. The Company shall not have changed
              ------------------------------
     its jurisdiction of incorporation or, except in connection with the Pulitzer Acquisition if then or theretofore consummated, been a party to any merger or consolidation or succeeded to all or any substantial part of the liabilities of any other entity at any time following the date of the most recent financial statements referred to in Schedule 5.5.

4.2.  Conditions to Each Closing.

          Your obligation to purchase and pay for the Notes to be sold to you at either Closing is subject to the fulfillment to your satisfaction, prior to or at such Closing, of the following additional conditions:

          (a) Representations and Warranties. The representations and warranties
              ------------------------------
     of the Company in this Agreement shall be correct when made and at the time of such Closing (including without limitation as to the Acquisition or Acquisitions that have then been consummated, after giving effect thereto, and excluding matters relating to an Acquisition that has not then been consummated, in each case unless the context otherwise requires).

         (b)  Performance; No Default. The Company shall have performed and
              -----------------------
     complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at such Closing and after giving effect to the issue and sale of the Notes at such Closing (and the application of the proceeds thereof as contemplated by Section 5.14) no Default or Event of Default shall have occurred and be continuing and no Change of Control shall have occurred or, to the knowledge of the Company, be contemplated.

         (c)  Purchase Permitted by Applicable Law, etc. On the date of such
              -----------------------------------------
     Closing your purchase of Notes shall (i) be permitted by the laws and regulations of each jurisdiction to which you are subject, without recourse to provisions (such as Section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (ii) not violate any applicable law or regulation (including without limitation Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (iii) not subject you to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. If requested by you prior to such Closing, you shall have received an Officer's Certificate certifying as to such matters of fact as you may reasonably specify to enable you to determine whether such purchase is so permitted.

          (d) Payment of Special Counsel Fees. Without limiting the provisions
              -------------------------------
     of Section 15.1, the Company shall have paid on or before the date of such Closing the fees, charges and disbursements of your special counsel referred to in Section 4.1(c) to the extent reflected in a statement or statements of such counsel rendered to the Company at least one Business Day prior to such Closing.

          (e) Proceedings and Documents. All corporate and other proceedings in
              -------------------------
     connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to you and your special counsel, and you and your special counsel shall have received all such counterpart originals or certified or other copies of such documents as you or they may reasonably request.

          (f)  Sale of Notes to Other Purchasers. The Company shall sell to the
               ---------------------------------
     Other Purchasers and the Other Purchasers shall purchase the Notes to be purchased by them at or before such Closing as specified in Schedule A.

4.3.  Additional Conditions to Second Closing.

          If you are purchasing Notes at the Second Closing, your obligation to purchase and pay for such Notes is subject to the fulfillment to your satisfaction, prior to or at such Closing, of the following additional conditions:

          (a)  Officer's Certificate. The Company shall have delivered to you an
               ---------------------
     Officer's Certificate, dated the date of such Closing, certifying that the conditions specified in paragraphs (a) and (b) of Section 4.2 have been fulfilled.

          (b)  Opinions of Counsel. You shall have received opinions in form and
               -------------------
     substance satisfactory to you, dated the date of such Closing, (i) from Rogers & Wells LLP, special counsel for the Company, substantially in the form set forth in Exhibit 4.3(b)(i), and covering such other matters incident to the transactions contemplated hereby as you or your counsel may reasonably request (and the Company hereby instructs its counsel to deliver such opinion to you), and (ii) from Willkie Farr & Gallagher, your special counsel, substantially in the form set forth in Exhibit 4.3(b)(ii) and covering such other matters incident to such transactions as you may reasonably request.

5.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

          The Company represents and warrants to you that:

5.1.  Organization; Power and Authority.

          The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement and the Other Agreements and the Notes and to perform the provisions hereof and thereof.

5.2.  Authorization, etc.

          This Agreement and the Other Agreements and the Notes have been duly authorized by all necessary corporate action on the part of the Company, and this Agreement constitutes, and upon execution and delivery thereof each Note will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.3.  Disclosure.

          The Company, through its agent, Credit Suisse First Boston Corporation, has delivered to you a copy of a Confidential Private Placement Memorandum, dated October 1998 (the "Memorandum"), relating to the transactions contemplated hereby (including both Acquisitions). The Memorandum fairly describes, in all material respects, the general nature of the business and principal properties of the Company and its Subsidiaries before and after giving effect to the Acquisitions. Except with respect to the revised presentation of financial information described on Schedule 5.3, this Agreement, the Memorandum, the documents, certificates or other writings delivered to you prior to the date of the First Closing by or on behalf of the Company in connection with the transactions contemplated hereby and described in Schedule 5.3 (together with the Memorandum, the "Disclosure Documents"), and the financial statements listed in Schedule 5.5, taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. Since December 31, 1997, there has been no change in the financial condition, operations, business, properties or prospects of the Company or any Subsidiary except as disclosed in the Disclosure Documents and other changes that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect. There is no fact known to the Company that could reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Memorandum or the other Disclosure Documents.

5.4.  Organization and Ownership of Shares of Subsidiaries; Affiliates.

          (a) Schedule 5.4 contains complete and correct lists of the Company's
(i) Subsidiaries, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Company and each other Subsidiary and (ii) Affiliates, other than Subsidiaries. Schedule
5.4 also identifies each Restricted Subsidiary as of the date of this Agreement and separately identifies each additional Subsidiary and Affiliate after giving effect to consummation of the respective Acquisitions.

(b) All of the outstanding shares of capital stock or similar equity interests of each Subsidiary shown in Schedule 5.4 as being owned by the Company and its Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Company or another Subsidiary free and clear of any Lien (except as otherwise disclosed in Schedule 5.4).

(c) Each Subsidiary identified in Schedule 5.4 is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.

(d) No Subsidiary is a party to, or otherwise subject to any legal restriction or any agreement (other than this Agreement, the agreements listed on Schedule 5.4 and customary limitations imposed by corporate law statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company or any of its Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Subsidiary.

5.5.  Financial Statements.

          The Company has delivered to you copies of the financial statements of the Company and its Subsidiaries listed in Schedule 5.5. All of said financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates specified in such Schedule and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments).

5.6.  Compliance with Laws, Other Instruments, etc.

          The execution, delivery and performance by the Company of this Agreement and the Notes will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, or any other agreement or instrument to which the

Company or any Subsidiary is bound or by which the Company or any Subsidiary or any of their respective properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Subsidiary or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Subsidiary.

5.7.  Governmental Authorizations, etc.

          No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company of this Agreement or the Notes.

5.8.  Litigation; Observance of Agreements, Statutes and Orders.

(a) Except as disclosed in Schedule 5.8, there are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary or any property of the Company or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(b) Neither the Company nor any Subsidiary is in default under any term of any agreement or instrument to which it is a party or by which it is bound, or any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including without limitation Environmental Laws) of any Governmental Authority, which default or violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.9.  Taxes.

          The Company and its Subsidiaries have filed all tax returns that are required to have been filed in any jurisdiction (or have been properly included in the consolidated or combined tax returns of a parent company), and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (a) currently payable without penalty or interest, (b) the amount of which is not individually or in the aggregate Material or (c) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP. The Company knows of no basis for any other tax or assessment that could reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of Federal, state or other taxes for all fiscal periods are adequate. The Federal income tax liabilities of the Company and its Subsidiaries have not been and currently are not the subject of any Federal tax audit.

5.10.  Title to Property; Leases.

          The Company and its Subsidiaries have good and sufficient title to their respective properties that individually or in the aggregate are Material, including all such properties reflected in the most recent audited balance sheet listed on Schedule 5.5 or purported to have been acquired by the Company or any Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens other than Permitted Liens, Liens described in Schedule 5.15 and minor defects in title or interests that do not interfere with the ordinary conduct of business of the Company and its Subsidiaries. All leases that individually or in the aggregate are Material are valid and subsisting and are in full force and effect in all material respects.

5.11.  Licenses, Permits, Y2K, etc.

          Except as disclosed in Schedule 5.11,

(a) the Company and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known conflict with the rights of others;

(b) to the best knowledge of the Company, no product of the Company infringes in any material respect any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned by any other Person; and

(c) to the best knowledge of the Company, there is no Material violation by any Person of any right of the Company or any of its Subsidiaries with respect to any patent, copyright, proprietary software, service mark, trademark, trade name or other right owned or used by the Company or any of its Subsidiaries.

          The Company and its Subsidiaries have (a) initiated a review and assessment of all areas within their respective businesses and operations (including those affected by information received from suppliers and vendors) that could reasonably be expected to be adversely affected by the Year 2000 Problem, (b) developed a plan and timetable for addressing the Year 2000 Problem on a timely basis, and (c) to date, implemented that plan substantially in accordance with that timetable. The Company reasonably believes that all computer applications (including those affected by information received from its suppliers and vendors) that are material to the businesses and operations of the Company and its Subsidiaries will on a timely basis be Year 2000 Compliant, except to the extent that a failure to be so could not reasonably be expected to have a Material Adverse Effect. The Company does not believe that the costs of ensuring that the Company and its Subsidiaries will be Year 2000 Compliant will be Material. As used in this Agreement, the term "Year 2000 Compliant" means all computer applications (including those affected by information received from suppliers and vendors) that are material to the businesses and operations of the Company and its Subsidiaries will on a timely basis be able to perform properly date-sensitive functions involving all dates on and after January 1, 2000; and the term "Year 2000 Problem" means the risk that computer applications used by the Company or any of its Subsidiaries (including those affected by information received from suppliers and vendors) may be unable to recognize and perform properly date-sensitive functions involving certain dates on and after January 1, 2000.

5.12.  Compliance with ERISA.

(a) The Company and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in Section 3 of ERISA), and no event, transaction or condition has occurred or exists that could reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or to Section 401(a)(29) or 412 of the Code, other than such liabilities or Liens as would not be individually or in the aggregate Material.

(b) The present value of the aggregate benefit liabilities under each of the Plans (other than Multiemployer Plans), determined as of the end of such Plan's most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan's most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities by more than $150,000. The term "benefit liabilities" has the meaning specified in
     Section 4001 of ERISA
     and the terms "current value" and "present value" have the meaning specified in Section 3 of ERISA.

(c) The Company and its ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under Section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material.

(d) The expected post-retirement benefit obligation (determined as of the last day of the Company's most recently ended fiscal year in accordance with Financial Accounting Standards Board Statement No. 106, without regard to liabilities attributable to continuation coverage mandated by Section 4980B of the Code) of the Company and its Subsidiaries is not Material.

(e) The execution and delivery of this Agreement and the issuance and sale of the Notes at either Closing hereunder will not involve any prohibited transaction (as such term is defined in Section 406(a) of ERISA and Section 4975(c)(1)(A)-(D) of the Code), that could subject the Company or any holder of a Note to any tax or penalty on prohibited transactions imposed under said Section 4975 of the Code or by Section 502(i) of ERISA, except that no representation is made as to such matters as they may affect the Company or you with respect to any Note to be purchased by you with funds described in Section 6.2(d). The representation by the Company in the preceding sentence of this Section 5.12(e) is made in reliance upon and subject to the accuracy of your representation in Section 6.2 as to the source of the funds used to pay the purchase price of the Notes to be purchased by you.

5.13.  Private Offering by the Company.

          Neither the Company nor anyone acting on its behalf has offered the Notes or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any person other than you, the Other Purchasers and not more than ten other Institutional Investors, each of which has been offered the Notes at a private sale for investment. Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of Section 5 of the Securities Act.

5.14.  Use of Proceeds; Margin Regulations.

          The Company will apply the net proceeds of the sale of the Notes for general corporate purposes (including without limitation to finance a portion of one or both Acquisitions, if consummated). No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve

System (12 CFR 221), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute more than 1% of the value of the consolidated assets of the Company and its Subsidiaries as of the date of this Agreement and the Company does not have any present intention that margin stock will constitute more than 25% of the value of such assets. As used in this Section, the terms "margin stock" and "purpose of buying or carrying" shall have the meanings assigned to them in said Regulation U.

5.15.  Existing Indebtedness.

          Schedule 5.15 sets forth a complete and correct list of all outstanding Indebtedness of the Company and its Subsidiaries in an unpaid principal amount exceeding $5,000,000 as of September 30, 1998, since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Indebtedness of the Company or its Subsidiaries. Schedule 5.15 also lists additional Indebtedness anticipated to be outstanding after giving effect to the consummation of the respective Acquisitions. Neither the Company nor any Subsidiary is in default, and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Company or such Subsidiary, and no event or condition exists with respect to any such outstanding Indebtedness of the Company or any Subsidiary listed in Schedule 5.15 that would permit (or that with the giving of notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

          Except as disclosed in Schedule 5.15, neither the Company nor any Restricted Subsidiary has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien not permitted by
Section 10.1 without equally and ratably securing the Notes.

5.16.  Foreign Assets Control Regulations, etc.

          Neither the sale of the Notes by the Company hereunder nor its use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

5.17.  Status Under Certain Statutes.

          Neither the Company nor any Subsidiary is subject to regulation under the Investment Company Act of 1940, as amended, the Public Utility Holding Company Act of 1935, as amended, the Interstate Commerce Act, as amended, or the Federal Power Act, as amended.

5.18.  Environmental Matters.

          Neither the Company nor any Subsidiary has knowledge of any claim or has received any notice of any claim, and no proceeding has been instituted raising any claim against the Company or any of its Subsidiaries or any of their respective real properties now or formerly owned, leased or operated by any of them or other assets, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect. Except as otherwise disclosed to you in writing,

(a) neither the Company nor any Subsidiary has knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect;

(b) neither the Company nor any of its Subsidiaries has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them and has not disposed of any Hazardous Materials in a manner contrary to any Environmental Laws in each case in any manner that could reasonably be expected to result in a Material Adverse Effect; and

(c) all buildings on all real properties now owned, leased or operated by the Company or any of its Subsidiaries are in compliance with applicable Environmental Laws, except where failure to comply could not reasonably be expected to result in a Material Adverse Effect.

6.  REPRESENTATIONS OF THE PURCHASER.

6.1.  Purchase of Notes.

          You represent that you are purchasing the Notes for your own account or for one or more separate accounts maintained by you or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of your or their property shall at all times be within your or their control. You understand that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Notes.

6.2.  Source of Funds.

          You represent that at least one of the following statements is an accurate representation as to each source of funds (a "Source") to be used by you to pay the purchase price of the Notes to be purchased by you hereunder:

(a) the Source is an "insurance company general account", as such term is defined in Prohibited Transaction Exemption ("PTE") 95-60 (issued July 12,
     1995), and there is no plan with respect to which the aggregate amount of such general account's reserves and liabilities for the contracts held by or on behalf of such plan and all other plans maintained by the same employer (and affiliates thereof as defined in Section V(a)(1) of PTE 95-
     60) or by the same employee organization (in each case determined in accordance with PTE 95-60) exceeds or will exceed 10% of the total of all reserves and liabilities of such general account (determined in accordance with PTE 95-60, exclusive of separate account liabilities, plus any applicable surplus) as of the date of the Closing for your purchase (or, if you are purchasing Notes at both Closings, as of the respective dates of such Closings); or

(b) the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 (issued January 29, 1990), or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 (issued July 12, 1991) and, except as you have disclosed to the Company in writing pursuant to this paragraph (b), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(c)  the Source is a governmental plan; or

(d) the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this paragraph
     (d); or

(e) the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this Section 6.2, the terms "employee benefit plan", "governmental plan" and "separate account" shall have the respective meanings assigned to such terms in Section 3 of ERISA.

7.  INFORMATION AS TO COMPANY.

7.1.  Financial and Business Information.

          The Company shall deliver to you so long as you shall be obligated to purchase Notes or shall be a holder of Notes and to each other holder of Notes that is an Institutional Investor:

(a)  Quarterly Statements -- within 60 days after the end of each quarterly
     --------------------
     fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of

(i) consolidated balance sheets of the Company and its Restricted Subsidiaries and of the Company and its Subsidiaries as at the end of such quarter, and

(ii) consolidated statements of operations, stockholders' equity and cash flows of the Company and its Restricted Subsidiaries and of the Company and its Subsidiaries for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments, provided that delivery within the time period specified above of copies of the Company's Quarterly Report on Form 10-Q prepared in compliance with the requirements therefor and filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this Section 7.1(a), unless the financial statements included in said Form 10-Q include the accounts of any Unrestricted Subsidiary;

(b)  Annual Statements -- within 105 days after the end of each fiscal year of
     -----------------
     the Company, duplicate copies of,

(i) consolidated balance sheets of the Company and its Restricted Subsidiaries and of the Company and its Subsidiaries as at the end of such year, and

(ii) consolidated statements of operations, stockholders' equity and cash flows of the Company and its Restricted Subsidiaries and of the Company and its Subsidiaries for such year,

     setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by

(A) either (1) an opinion on such consolidated financial statement of the Company and its Restricted Subsidiaries of independent public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination by such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances or (2) an opinion as described in subclause (1) above on such consolidated financial statements of the Company and its Subsidiaries, a certificate of a Senior Financial Officer stating that such financial statements of the Company and its Restricted Subsidiaries fairly present, in all material respects, the financial position of the Company and its Restricted Subsidiaries and their results of operations and cash flows and have been prepared in conformity with GAAP and also stating whether such financial statements reflect any interest of the Company and its Restricted Subsidiaries in the undistributed net earnings of any Unrestricted Subsidiary (and if any such undistributed net earnings are reflected in such financial statements, such certificate shall also be accompanied by calculations in reasonable detail eliminating the effect of such undistributed earnings), and a report of such accountants stating that the consolidated balance sheet and such other financial statements of the Company and its Restricted Subsidiaries (x) have been subjected to the auditing procedures applied in the audits of the consolidated financial statements of the Company and its Subsidiaries, (y) have been prepared in conformity with GAAP, and (z) are fairly stated, in all material respects, in relation to such audited consolidated financial statements of the Company and its Subsidiaries taken as a whole, and

(B) a certificate or written statement of such accountants stating that they have reviewed this Agreement and stating further whether, in making their audit, they have become aware of any condition or event that then constitutes a Default or an Event of Default, and, if they are aware that any such condition or event then exists, specifying the nature and period of the existence thereof (it being understood that such accountants shall not be liable, directly or indirectly, for any failure to obtain knowledge of any Default or Event of Default unless such accountants should have obtained knowledge thereof in making an audit in accordance with generally accepted auditing standards or did not make such an audit), provided that the delivery within the time period specified above of the Company's Annual Report on Form 10-K for such fiscal year (together with the Company's annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Exchange Act) prepared in accordance with the requirements therefor and filed with the Securities and Exchange Commission, together with the accountants' certificate described in clause
     (B) above, shall be deemed to satisfy the requirements of this Section 7.1(b), unless the financial statements included in said Form 10-K include the accounts of any Unrestricted Subsidiary;

          (c) SEC and Other Reports -- promptly upon their becoming available, one copy of (i) each financial statement, report, notice or proxy statement sent by the Company or any Restricted Subsidiary generally to its shareholders or to its creditors (other than the Company or another Subsidiary), and (ii) each regular or periodic report, each registration statement (without exhibits except as expressly requested by such holder), and each prospectus and all amendments thereto filed by the Company or any Subsidiary with the Securities and Exchange Commission and of all press releases and other statements made available generally by the Company or any Restricted Subsidiary to the public concerning developments that are Material;

          (d)  Notice of Default or Event of Default -- promptly, and in any
               -------------------------------------
     event within five days after a Responsible Officer becoming aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in Section 11(f), a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;

          (e)  ERISA Matters -- promptly, and in any event within five days
               -------------
     after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto:

          (i)   with respect to any Plan, any reportable event, as defined in
      Section 4043(b) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof; or

          (ii) the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or

          (iii) any event, transaction or condition that could result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, could reasonably be expected to have a Material Adverse Effect;

          (f)  Notices from Governmental Authority -- promptly, and in any event
               -----------------------------------
     within 30 days of receipt thereof, copies of any notice to the Company or any Subsidiary from any Federal or state Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect; and

          (g) Requested Information -- with reasonable promptness, such other
              ---------------------
     data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any of its Restricted Subsidiaries (including without limitation information regarding the Year 2000 Problem) or relating to the ability of the Company to perform its obligations hereunder and under the Notes as from time to time may be reasonably requested by any such holder of Notes.

7.2.  Officer's Certificate.

          Each set of financial statements delivered to a holder of Notes pursuant to Section 7.1(a) or Section 7.1(b) shall be accompanied by a certificate of a Senior Financial Officer setting forth:

          (a)  Covenant Compliance -- the information (including reasonably
               -------------------
     detailed calculations) showing whether the Company was in compliance with the requirements of Sections 10.1, 10.2 and 10.3 during the quarterly or annual period covered by the statements then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence); and

          (b)  Default -- a statement that such Senior Financial Officer has
               -------
     reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including, without limitation, any such event or condition resulting from the failure of the Company or any Subsidiary to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto.

7.3.  Inspection.

          The Company shall permit the representatives of each holder of Notes that is an Institutional Investor:

          (a)  No Default -- if no Default or Event of Default then exists, at
               ----------
     the expense of such holder and upon reasonable prior notice to the Company, to visit the principal executive office of the Company, to discuss the affairs, finances and accounts of the Company and its Restricted Subsidiaries with the Company's officers, and (with the consent of the Company, which consent will not be unreasonably withheld) its independent public accountants, and (with the consent of the Company, which consent will not be unreasonably withheld) to visit the other offices and properties of the Company and each Restricted Subsidiary, all at such reasonable times and as often as may be reasonably requested in writing; and

          (b)  Default -- if a Default or Event of Default then exists, at the
               -------
     expense of the Company, to visit and inspect any of the offices or properties of the Company or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Subsidiaries), all at such times and as often as may be requested.

8.    PREPAYMENT OF THE NOTES.

          In addition to the payment of the entire unpaid principal amount of the Notes at the final maturity thereof, the Company will make required prepayments and may make optional prepayments in respect of the Notes, and under certain circumstances may be required to offer to prepay Notes, all as hereinafter provided.

8.1.  Required Prepayments.

          On the anniversary of the First Closing in 2006, 2007, 2008 and 2009, the Company will prepay $90,000,000 principal amount (or such lesser principal amount as shall then be outstanding) of the Notes (or if for any reason the purchases of Notes at the Second Closing do not take place, an amount equal to 20% of the aggregate original principal amount of Notes issued at the First Closing under this Agreement and the Other Agreements), at the principal amount so to be prepaid, together with interest accrued thereon to the date of such prepayment, without payment of the Make-Whole Amount or any premium, provided that upon any partial prepayment of the Notes pursuant to Section 8.2 or 8.3 or purchase of Notes permitted by Section 8.6 the principal amount of each required prepayment of the Notes under this Section 8.1 on and after the date of such prepayment or purchase shall be reduced in the same proportion as the aggregate unpaid principal amount of the Notes is reduced as a result of such partial prepayment or purchase.

8.2.  Optional Prepayments with Make-Whole Amount.

          The Company may, at its option and upon notice as provided below, prepay at any time after January 31, 1999, all, or from time to time any part of, the Notes (in a minimum amount of $15,000,000 and otherwise in multiples of $1,000,000) at the principal amount so prepaid, together with interest accrued thereon to the date of such prepayment, plus the Make-Whole Amount determined for the prepayment date with respect to such principal amount.

          The Company will give each holder of Notes written notice of each optional prepayment under this Section 8.2 not less than 20 days and not more than 60 days prior to the date fixed for such prepayment. Each such notice shall specify the date fixed for such prepayment (which shall be a Business
Day), the aggregate principal amount of the Notes to be prepaid on such date, the principal amount of Notes held by such holder to be prepaid (determined in accordance with Section 8.4) and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Two Business Days prior to such prepayment, the Company shall deliver to each holder of Notes a certificate of a Senior Financial Officer specifying the calculation of such Make-Whole Amount as of the specified prepayment date.

8.3.  Prepayment in Connection with a Change of Control.

          Promptly and in any event within five Business Days after the occurrence of a Change of Control, the Company will give written notice thereof (a "Change of Control Notice") to the holders of all outstanding Notes, which Change of Control Notice shall (a) refer specifically to this Section 8.3, (b) describe the Change of Control in reasonable detail and specify the Change of Control Prepayment Date and the Response Date (as respectively defined below) in respect thereof and (c) offer to prepay all Notes at the price specified below on the date therein specified (the "Change of Control Prepayment Date"), which shall be a Business Day not more than 90 days after the date of such Change of Control Notice. Each holder of a Note will notify the Company of such holder's acceptance or rejection of such offer by giving written notice of such acceptance or rejection to the Company on or before the date for such notice specified in such Change of Control Notice (the "Response Date"), which specified date shall be not less than 30 days nor more than 60 days after the date of such Change of Control Notice. The Company shall prepay on the Change of Control Prepayment Date all of the Notes held by the holders as to which such offer has been so accepted, at the principal amount of each such Note, together with interest accrued thereon to the Change of Control Prepayment Date, without prepayment of the Make-Whole Amount or any premium. If any holder shall reject such offer or fail to accept such offer on or before the Response Date, such holder shall be deemed to have waived its rights under this Section 8.3 to require prepayment of all Notes held by such holder in respect of such Change of Control but not in respect of any subsequent Change of Control.

8.4.  Allocation of Partial Prepayments.

          In the case of a partial prepayment of the Notes pursuant to Section
8.1 or 8.2, the principal amount of the Notes to be prepaid shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof.

8.5.  Maturity; Surrender, etc.

          In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and canceled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

8.6.  Purchase of Notes.

          The Company will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except (a) upon the payment or prepayment of the Notes in accordance with the terms of this Agreement and the Notes or (b) pursuant to an offer to purchase made by the Company or an Affiliate pro rata to the holders of all Notes at the time outstanding upon the same terms and conditions. Any such offer shall provide each holder with sufficient information to enable it to make an informed decision with respect to such offer and shall remain open for at least 30 days. The Company will promptly cancel all Notes acquired by it or any Affiliate pursuant to any such offer and no Notes may be issued in substitution or exchange for any such Notes.

          Promptly and in any event within ten Business Days after each such purchase of Notes, the Company will furnish each holder of the Notes with a certificate of a Senior Financial Officer describing such purchase (including the aggregate principal amount of Notes so purchased and the purchase price therefor) and certifying that such purchase was made in compliance with the requirements of this Section.

8.7.  Make-Whole Amount.

          The term "Make-Whole Amount" means, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

          "Called Principal" means, with respect to any Note, the principal of such Note that is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

          "Discounted Value" means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the

     Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.

          "Reinvestment Yield" means, with respect to the Called Principal of any Note, 0.50% (50 basis points) over the yield to maturity implied by (i) the yields reported, as of 10:00 A.M. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on (x) the display designated as "Page 678" on the Telerate service (or such other display as may replace Page 678 on the Telerate service), or (y) if such on-line market data is not at the time provided by the Telerate service, on the Bloomberg Financial Markets News screen PX1 or the equivalent screen provided by Bloomberg Financial Markets News, in any case for actively traded U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable (including by way of interpolation), the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. Such implied yield will be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the actively traded U.S. Treasury security with a maturity closest to and greater than the Remaining Average Life and (2) the actively traded U.S. Treasury security with a maturity closest to and less than the Remaining Average Life.

          "Remaining Average Life" means, with respect to any Called Principal, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years (calculated to the nearest one-twelfth year) that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

          "Remaining Scheduled Payments" means, with respect to the Called Principal of any Note, all payments of such

     Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.2 or 12.1.

          "Settlement Date" means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to
     Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

9.    AFFIRMATIVE COVENANTS.

          The Company covenants that so long as any of the Notes are outstanding:

9.1.  Compliance with Law.

          The Company will and will cause each of its Restricted Subsidiaries to comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including without limitation Environmental Laws, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.2.  Insurance.

          The Company will and will cause each of its Restricted Subsidiaries to maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.

9.3.  Maintenance of Properties.

          The Company will and will cause each of its Restricted Subsidiaries to maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section shall not prevent the Company or any Restricted Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.4.  Payment of Taxes and Claims.

          The Company will and will cause each of its Restricted Subsidiaries to file all tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Company or any Restricted Subsidiary, provided that neither the Company nor any Restricted Subsidiary need pay any such tax or assessment if (i) the amount, applicability or validity thereof is contested by the Company or such Restricted Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or a Restricted Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Restricted Subsidiary or (ii) the nonpayment of all such taxes and assessments in the aggregate could not reasonably be expected to have a Material Adverse Effect.

9.5.  Corporate Existence, etc.

          Subject to Section 10.4, the Company will at all times preserve and keep in full force and effect its corporate existence. The Company will at all times preserve and keep in full force and effect the corporate existence of each of its Restricted Subsidiaries (unless merged into the Company or a Restricted Subsidiary) and all rights and franchises of the Company and its Restricted Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise could not, individually or in the aggregate, have a Material Adverse Effect.

10.    NEGATIVE COVENANTS.

          The Company covenants that so long as any of the Notes are outstanding:

10.1.  Liens.

          The Company will not and will not permit any Restricted Subsidiary to create, assume, incur or suffer to exist any Lien upon or with respect to any property or assets, whether now owned or hereafter acquired, without making effective provision (pursuant to documentation in form and substance reasonably satisfactory to the Required Holders) whereby the Notes shall be secured by such Lien equally and ratably with or prior to any and all Indebtedness and other obligations to be secured thereby, provided that nothing in this Section 10.1 shall apply to

          (a) Liens existing on the date of the First Closing in respect of property of the Company or a Restricted Subsidiary and described in
     Schedule 5.15;

          (b) Liens in respect of property acquired or constructed by the Company or a Restricted Subsidiary after the date of the First Closing, which are created at the time of or within 180 days after acquisition or completion of construction of such property to secure Indebtedness assumed or incurred to finance all or any part of the purchase price or cost of construction of such property, provided that in any such case

          (i) no such Lien shall extend to or cover any other property of the Company or such Restricted Subsidiary, as the case may be, and

          (ii) the aggregate principal amount of Indebtedness secured by all such Liens in respect of any such property shall not exceed the cost of such property and any improvements then being financed;

           (c) Liens in respect of property acquired by the Company or a Restricted Subsidiary after the date of the First Closing, existing on such property at the time of acquisition thereof (and not created in anticipation thereof), or in the case of any Person that after the date of the First Closing becomes a Restricted Subsidiary or is consolidated with or merged with or into the Company or a Restricted Subsidiary or sells, leases or otherwise disposes of all or substantially all of its property to the Company or a Restricted Subsidiary, Liens existing at the time such Person becomes a Restricted Subsidiary or is so consolidated or merged or effects such sale, lease or other disposition of property (and not created in anticipation thereof), provided that in any such case no such Lien shall extend to or cover any other property of the Company or such Restricted Subsidiary, as the case may be;

          (d) Liens securing Indebtedness owed by a Restricted Subsidiary to the Company or to a Wholly-Owned Restricted Subsidiary;

          (e) any extension, renewal or replacement of any Lien (including successive extensions, renewals and replacements) permitted by clauses (a) through (d) above, provided that the principal amount of Indebtedness (or the maximum commitment therefor) secured by any such Lien is not increased and such Lien does not extend to or cover any property other than the property covered by such Lien on the date of such extension, renewal or replacement;

          (f)  Permitted Liens; and

          (g) Liens which would otherwise not be permitted by clauses (a) through (e) above, securing additional Indebtedness of the Company or a Restricted Subsidiary, provided that after giving effect thereto and the application of the proceeds of such Indebtedness, (i) the aggregate unpaid principal amount of Indebtedness of the Company and its Restricted Subsidiaries secured by Liens permitted by this Section 10.1 (without equally and ratably securing the Notes) plus (ii) the aggregate Value in respect of all Sale and Leaseback Transactions of the Company and its Restricted Subsidiaries entered into after the date of the First Closing as permitted by Section 10.2(b) does not exceed the greater of (x) $50,000,000 and (y) 15% of Consolidated Capitalization.

For purposes of this Section 10.1 any Lien existing in respect of property at the time such property is acquired or in respect of property of a Person at the time such Person is acquired, consolidated or merged with or into the Company or a Restricted Subsidiary, or becomes a Restricted Subsidiary (including by designation pursuant to Section 10.7), shall be deemed to have been created at that time.

10.2.  Limitation on Sale and Leaseback Transactions.

          The Company will not and will not permit any Restricted Subsidiary to enter into any Sale and Leaseback Transaction with any Person (other than the Company or a Wholly-Owned Restricted Subsidiary) involving any Principal Property unless either

          (a) in lieu of such Sale and Leaseback Transaction the Company would be permitted to create a Lien on such Principal Property pursuant to
     Section 10.1(b) or (c), or Section 10.1(e) in respect of the extension, renewal or replacement of a Lien permitted by Section 10.1(a), (b) or (c), in any case securing Indebtedness in a principal amount equal to the Value attributable to such Sale and Leaseback Transaction,

          (b) after giving effect to such Sale and Leaseback Transaction and the Value attributable thereto the conditions specified in clauses (i) and
     (ii) of Section 10.1(g) would be satisfied, or

          (c) the net proceeds realized by the Company or such Restricted Subsidiary from such Sale and Leaseback Transaction are applied within 180 days after the effective date thereof to reinvest in property or assets for use in the business of the Company and its Wholly-Owned Restricted Subsidiaries or to the optional or voluntary prepayment, redemption or retirement of unsubordinated funded Indebtedness of the Company that by its terms matures more than one year after the original creation thereof.

10.3.  Maintenance of Financial Conditions.

          The Company will not at any time permit

          (a) the Consolidated Indebtedness to EBITDA Ratio to exceed 5.5 to 1, provided that from and after the date of the first "credit event" described below there may be a period or nonconsecutive periods aggregating not more than 1095 days during which such Ratio may exceed 5.5 to 1 but will not at any time exceed 6.0 to 1 (and for such purpose a "credit event" means that prior to July 1, 1999 either (i) the Company issues equity securities for gross proceeds aggregating at least $100,000,000 or (ii) Standard & Poor's Ratings Group removes the "negative outlook" qualification to its "BBB-" rating of the Company's senior unsecured Indebtedness without otherwise reducing such rating), or

          (b) Consolidated Net Worth to be less than the sum of (i) $249,259,000 plus (ii) from and after the date of consummation of an Acquisition, 75% of the aggregate amount by which Consolidated Net Worth is increased upon consummation of such Acquisition plus (iii) 25% of Consolidated Net Income for each fiscal year (beginning with the fiscal year ending December 31, 1999 and without duplication on account of the consummation of an Acquisition during such fiscal year) for which Consolidated Net Income is positive.

10.4.  Merger, Consolidation, etc.

          The Company will not consolidate with or merge with any other corporation or convey, transfer or lease all or substantially all of its assets in a single transaction or series of transactions to any Person unless:

          (a) the continuing, surviving or acquiring corporation (if not the Company) shall be a corporation organized and existing under the laws of the United States or any state thereof or the District of Columbia and shall have (i) executed and delivered to each holder of a Note its assumption of the due and punctual performance and observance of all obligations of the Company under this Agreement, the Other Agreements and the Notes and (ii) caused to be delivered to each holder of a Note an opinion of counsel reasonably satisfactory to the Required Holders to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms and comply with the terms hereof, and

          (b) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing.

No such conveyance, transfer or lease of substantially all of the assets of the Company shall (x) have the effect of releasing the Company or any successor corporation that shall theretofore have become such in the manner prescribed in this Section 10.4 from its liability under this Agreement or the Notes or (y) deprive the holder of any Note of its rights under Section 8.3 with respect to any Change of Control resulting therefrom.

10.5.  Lines of Business.

          The Company will not permit less than 75% of EBITDA for any period of four consecutive fiscal quarters to be derived from the businesses in which the Company and its Restricted Subsidiaries are engaged on the date of the First Closing (as described in the Memorandum) and businesses complementary or reasonably related thereto or in furtherance thereof.

10.6.  Transactions with Affiliates.

          The Company will not and will not permit any Restricted Subsidiary to enter into directly or indirectly any Material Transaction or series or group of related transactions after the date of the First Closing that collectively would constitute a Material Transaction (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Company or another Restricted Subsidiary), except pursuant to the reasonable requirements of the Company's or such Restricted Subsidiary's business and upon fair and reasonable terms no less favorable to the Company or such Restricted Subsidiary than would be obtainable in a comparable arm's-length transaction with a Person not an Affiliate.

          As used in this Section, "Material Transaction" means any transaction or series or group of related transactions that is Material, taken as a whole, excluding any transaction specifically referred to in Schedule 10.6.

10.7.  Designation of Restricted and Unrestricted Subsidiaries.

          (a) Subject to paragraph (c) below, the Company will not designate any Subsidiary as an Unrestricted Subsidiary after the date of the First Closing unless such Subsidiary was not previously (directly or indirectly) an Unrestricted Subsidiary, except that any Unrestricted Subsidiary that is designated as a Restricted Subsidiary after the date of the First Closing pursuant to paragraph (b) below may subsequently be redesignated as an Unrestricted Subsidiary so long as such Subsidiary is not thereafter (directly or indirectly) redesignated as a Restricted Subsidiary for at least five years after such redesignation as an Unrestricted Subsidiary. After the expiration of such five-year period before the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the foregoing limitations as to designations and redesignations shall apply with respect to such Subsidiary during successive five-year periods.

          (b) Subject to paragraph (c) below, the Company will not designate any Subsidiary as a Restricted Subsidiary after the date of the First Closing unless such Subsidiary was not previously (directly or indirectly) a Restricted Subsidiary, except that any Restricted Subsidiary that is designated as an Unrestricted Subsidiary after the date of the First Closing pursuant to paragraph (a) above may subsequently be redesignated as a Restricted Subsidiary so long as such Subsidiary is not thereafter (directly or indirectly) redesignated as an Unrestricted Subsidiary for at least five years after such redesignation as a Restricted Subsidiary. After the expiration of such five-year period before the redesignation of a Restricted Subsidiary as an Unrestricted Subsidiary, the foregoing limitations as to designations and redesignations shall apply with respect to such Subsidiary during successive five-year periods.

          (c) The Company will not designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Person as a Restricted Subsidiary unless immediately after giving pro forma effect to such designation, no Default or Event of Default shall have occurred and be continuing.

         (d) Forthwith and in any event within ten Business Days after a designation pursuant to paragraph (a) or (b) above, the Company will furnish each holder of the Notes with a certificate of a Senior Financial Officer specifying the effective date of such designation and setting forth calculations in reasonable detail demonstrating compliance with the conditions to such designation set forth in paragraph (c) above.

11.  EVENTS OF DEFAULT.

          An "Event of Default" shall exist if any of the following conditions or events shall occur and be continuing:

          (a) the Company defaults in the payment of any principal of, or Make-Whole Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

          (b) the Company defaults in the payment of any interest on any Note for more than five Business Days after the same becomes due and payable; or

          (c) the Company defaults in the performance of or compliance with any term contained in Section 7.1(d) or 8.3 or Sections 10.1 to 10.4, inclusive, and, in the case of any such default under Section 10.3(b), such default shall have continued for a period of 90 days after a Responsible Officer obtains knowledge thereof (if and so long as the Company is proceeding diligently and in good faith, by issuing equity securities or otherwise, to remedy such default during such 90-day period); or

          (d) the Company defaults in the performance of or compliance with any term contained herein (other than those referred to in paragraphs (a), (b) and (c) of this Section 11) and such default is not remedied within 30 days after a Responsible Officer obtains knowledge of such default; or

          (e) any representation or warranty made in writing by or on behalf of the Company or any Subsidiary or by any officer of the Company or any Subsidiary in this Agreement or in any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made; or

          (f) (i) the Company or any Restricted Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Indebtedness (other than the Notes) that is outstanding in an aggregate principal amount of at least $20,000,000 beyond any period of grace provided with respect thereto, or (ii) the Company or any Restricted Subsidiary is in default in the performance of or compliance with any term of any evidence of any Indebtedness outstanding in an aggregate principal amount of at least $20,000,000 or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared (or one or more Persons are entitled to declare such Indebtedness to be), due and payable before its stated maturity or before its regularly scheduled dates of payment, or
     (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Indebtedness to convert such Indebtedness into equity interests or a sale of assets or other transaction that is permitted if made in connection with a repayment of Indebtedness), (A) the Company or any Restricted Subsidiary has become obligated to purchase or repay any Indebtedness outstanding in an aggregate principal amount of at least $20,000,000 before its regular maturity or before its regularly scheduled dates of payment or (B) one or more Persons have the right to require the Company or any Restricted Subsidiary so to purchase or repay such Indebtedness; provided that the provisions of clause (iii) of this paragraph (f) shall not apply to any offer to repurchase Indebtedness required or resulting from a Change of Control of a Person acquired by the Company or a Restricted Subsidiary or to any secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness; or

          (g) the Company or any Restricted Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

          (h) a court or governmental authority of competent jurisdiction enters an order appointing, without consent by the Company or any Restricted Subsidiary, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or any such Subsidiary, or any such petition shall be filed against the Company or any such Subsidiary and such petition shall not be dismissed within 60 days; or

          (i) a final judgment or judgments for the payment of money aggregating in excess of $25,000,000 are rendered against one or more of the Company and its Restricted Subsidiaries which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; or

          (j) if (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof (except where the reporting requirement of such failure is waived under Section 4043 of ERISA) or a waiver of such standards or extension of any amortization period is filed under Section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA Section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) the existence with respect to any Plan of an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 303(d) of ERISA, whether or not waived, (iv) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan; and any such event or events described in clauses (i) through (iv) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect.

12.  REMEDIES ON DEFAULT, ETC.

12.1.  Acceleration.

          (a) If an Event of Default with respect to the Company described in paragraph (g) or (h) of Section 11 has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

          (b) If any other Event of Default has occurred and is continuing, the Required Holders may at any time at its or their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.

          (c)  If any Event of Default described in paragraph (a) or (b) of
     Section 11 has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.

          Upon any Note becoming due and payable under this Section 12.1, whether automatically or by declaration, such Note will forthwith mature and the entire unpaid principal amount of such Note, plus (x) all accrued and unpaid interest thereon and (y) the Make-Whole Amount determined in respect of such principal amount (to the full extent permitted by applicable law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided) and that the provision for payment of a Make-Whole Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

12.2.  Other Remedies.

          If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

12.3.  Rescission.

          At any time after any Notes have been declared due and payable pursuant to paragraph (b) or (c) of Section 12.1, the Required Holders, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of and Make-Whole Amount, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) all Events of Default and Defaults, other than the non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (c) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section
12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

12.4.  No Waivers or Election of Remedies, Expenses, etc.

          No course of dealing and no delay on the part of any holder of any
Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder's rights, powers or remedies. No right, power or remedy conferred by this Agreement or by any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 15, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including without limitation reasonable attorneys' fees, expenses and disbursements.

13.    REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.

13.1.  Registration of Notes.

          The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

13.2.  Transfer and Exchange of Notes.

          Upon surrender of any Note at the principal executive office of the Company for registration of transfer or exchange (and in the case of a surrender for registration of transfer, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of such Note or his attorney duly authorized in writing and accompanied by the address for notices of each transferee of such Note or part thereof), within five Business Days thereafter the Company shall execute and deliver, at the Company's expense (except as provided below), one or more new Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $1,000,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of

Notes, one Note may be in a denomination of less than $1,000,000. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed at such time to have made the representation set forth in Section 6.1.

          You agree that the Company shall not be required to register the transfer of any Note to any Person (other than your nominee) or to any separate account maintained by you unless the Company receives from the transferee a representation to the Company (and appropriate information as to any separate accounts or other matters) to the same or similar effect with respect to the transferee as is contained in paragraph (a), (b), (c) or (e) of Section 6.2, or other assurances reasonably satisfactory to the Company that such transfer does not involve a prohibited transaction (as such term is used in Section 5.12(e)). You shall not be liable for any damages in connection with any such representation or assurances provided to the Company by any transferee.

13.3.  Replacement of Notes.

          Upon receipt by the Company of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

          (a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or any other Institutional Investor, such Person's own unsecured agreement of indemnity shall be deemed to be satisfactory), or

          (b) in the case of mutilation, upon surrender and cancellation thereof, within five Business Days thereafter the Company at its own expense shall execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

14.  PAYMENTS ON NOTES.

14.1.  Place of Payment.

          Subject to Section 14.2, payments of principal, Make-Whole Amount, if any, and interest becoming due and payable on the Notes shall be made at the principal office of Citibank, N.A. in New York City. The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in New York City or the principal office of a bank or trust company in New York City.

14.2.  Home Office Payment.

          So long as you or your nominee shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Make-Whole Amount, if any, and interest by the method and at the address specified for such purpose below your name in Schedule A, or by such other method or at such other address as you shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, you shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1. Prior to any sale or other disposition of any Note held by you or your nominee you will, at your election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 13.2. The Company will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by you under this Agreement and that has made the same agreement relating to such Note as you have made in this
Section 14.2.

15.  EXPENSES, ETC.

15.1.  Transaction Expenses.

          Whether or not the transactions contemplated hereby are consummated, the Company will pay all out-of-pocket costs and expenses (including reasonable attorneys' fees of one firm that acts as special counsel for you and the Other Purchasers and, if reasonably required, local or other counsel) incurred by you and each Other Purchaser or holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement or the Notes (whether or not such amendment, waiver or consent becomes effective), including without limitation: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement or the Notes, or by reason of being a holder of any Note, and (b) the costs and expenses, including financial advisors' fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes. The Company will pay, and will save you and each other holder of a Note harmless from, all claims in respect of any fees, costs or expenses if any, of brokers and finders (other than those retained by you).

          In furtherance of the foregoing, on the date of each Closing the Company will pay or cause to be paid the reasonable fees and disbursements and other charges (including estimated unposted disbursements and other charges as of the dates of such statements) of your special counsel referred to in Section 4 which are reflected in the statement of such special counsel submitted to the Company on or prior to the date of such Closing. The Company will also pay, promptly upon receipt of supplemental statements therefor, reasonable additional fees, if any, and disbursements and charges of such special counsel in connection with the transactions hereby contemplated (including disbursements and other charges unposted as of the date of a statement to the extent such disbursements and other charges exceed estimated amounts paid as aforesaid).

15.2.  Survival.

          The obligations of the Company under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement or the Notes, and the termination of this Agreement.

16.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

          All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by you of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of you or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement. Subject to the preceding sentence, this Agreement and the Notes embody the entire agreement and understanding between you and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

17.  AMENDMENT AND WAIVER.

17.1.  Requirements.

          This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and the Required Holders, except that (a) no amendment or waiver of any of the provisions of Section 1, 2, 3, 4, 5, 6 or 21, or any defined term (as it is used therein), will be effective as to you unless consented to by you in writing, and (b) no such amendment or waiver may, without the written consent of the holder of each Note at the time outstanding affected thereby, (i) subject to the provisions of Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of interest or of the Make-Whole Amount on, the Notes, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver, or
(iii) amend any of Sections 8, 11(a), 11(b), 12, 17 or 20.

17.2.  Solicitation of Holders of Notes.

(a)  Solicitation.  The Company will provide each holder of the Notes
     ------------
     (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 17 to each holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.

(b)  Payment.  The Company will not directly or indirectly pay or cause to be
     -------
     paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security, to any holder of Notes as consideration for or as an inducement to such holder's consideration of or entering into by any holder of Notes of any waiver or amendment of any of the terms and provisions hereof unless such remuneration is concurrently paid, or security is concurrently granted, on the same terms, ratably to each holder of Notes then outstanding even if such holder did not consent to such waiver or amendment.

17.3.  Binding Effect, etc.

          Any amendment or waiver consented to as provided in this Section 17 applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and the holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any holder of such Note. As used herein, the term "this Agreement" and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

17.4.  Notes held by Company, etc.

          Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or the Notes, or have directed the taking of any action provided herein or in the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.

18.  NOTICES.

          All notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:

(i) if to you or your nominee, to you or it at the address specified for such communications in Schedule A, or at such other address as you or it shall have specified to the Company in writing,

(ii) if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing, or

(iii) if to the Company, to the Company at its address set forth at the beginning hereof to the attention of the Chief Financial Officer, or at such other address as the Company shall have specified to the holder of each Note in writing.

Notices under this Section 18 will be deemed given only when actually received.

19.  REPRODUCTION OF DOCUMENTS.

          This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by you at either Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to you, may be reproduced by you by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and you may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by you in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 19 shall not prohibit the Company or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

20.  CONFIDENTIAL INFORMATION.

          For the purposes of this Section 20, "Confidential Information" means information delivered to you by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified in writing when received by you as being confidential information of the Company or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to you prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by you or any person acting on your behalf, (c) otherwise becomes known to you other than through disclosure by the Company or any Subsidiary or (d) constitutes financial statements delivered to you under
Section 7.1 that are otherwise publicly available. You will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by you in good faith to protect confidential information of third parties delivered to you, provided that you may deliver or disclose Confidential Information to (i) your directors, officers, trustees, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by your Notes), (ii) your financial advisors and other professional advisors whose duties require them to hold confidential the Confidential Information substantially in accordance with the terms of this Section 20, (iii) any other holder of any Note, (iv) any Institutional Investor to which you sell or offer to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (v) any Person from which you offer to purchase any security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20),
(vi) any federal or state regulatory authority having jurisdiction over you,
(vii) the National Association of Insurance Commissioners (including the Securities Valuation Office) or any similar organization, or any nationally recognized rating agency that requires access to information about your investment portfolio or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to you, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which you are a party or (z) if an Event of Default has occurred and is continuing, to the extent you may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under your Notes and this Agreement. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying the provisions of this Section 20.

21.  SUBSTITUTION OF PURCHASER.

          You shall have the right to substitute any one of your Affiliates as the purchaser of the Notes that you have agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both you and such Affiliate, shall contain such Affiliate's agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, wherever the word "you" is used in this Agreement (other than in this Section 21), such word shall be deemed to refer to such Affiliate in lieu of you. In the event that such Affiliate is so substituted as a purchaser hereunder and such Affiliate thereafter transfers to you all of the Notes then held by such Affiliate, upon receipt by the Company of notice of such transfer, wherever the word "you" is used in this Agreement, such word shall no longer be deemed to refer to such Affiliate, but shall refer to you, and you shall have all the rights of an original holder of the Notes under this Agreement.

22.    MISCELLANEOUS.

22.1.  Successors and Assigns.

          All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including without limitation any subsequent holder of a Note) whether so expressed or not.

22.2.  Construction.

          Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

22.3.  Payments Due on Non-Business Days.

          Anything in this Agreement or the Notes to the contrary notwithstanding (but without limiting the requirement in Section 8.2 or 8.3 that notice of prepayment thereunder specify a Business Day as the date fixed for such prepayment), any payment of principal of or Make-Whole Amount (if any) or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day.

22.4.  Severability.

          Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the fullest extent permitted by applicable law) not invalidate or render unenforceable such provision in any other jurisdiction.

22.5.  Accounting Terms; Changes in GAAP.

          All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP. Except as otherwise specifically provided herein, all computations made pursuant to this Agreement shall be made in accordance with GAAP and all balance sheets and other financial statements with respect thereto shall be prepared in accordance with GAAP. Except as otherwise specifically provided herein, any consolidated financial statement or financial computation shall be done in accordance with GAAP; and, if at the time that any such statement or computation is required to be made the Company shall not have any Restricted Subsidiary, such terms shall mean a financial statement or a financial computation, as the case may be, with respect to the Company only. References in this Agreement to the determination of items "in accordance with GAAP", or words of similar import, means that such items shall be derived by reference to, and with the relevant components of such items being determined in accordance with, GAAP even though (as is the case with terms such as "pro forma") such terms may not have a meaning under GAAP.

          In case GAAP changes from time to time after the date of this Agreement, the covenant levels or other components of financial computations required to be made under this Agreement and the Other Agreements shall be appropriately adjusted by the Company in good faith in consultation with its independent public accountants, so that the effects of such changes in GAAP will be negated.

          Forthwith and in any event within ten Business Days after any such adjustment, the Company will furnish each holder of the Notes with certificates or written statements of a Senior Financial Officer and such accountants specifying the effective date of such change in GAAP, describing in reasonable detail such adjustments to covenant levels or other components of financial computations and certifying that such adjustments were made in accordance with the requirements of the preceding paragraph of this Section.

22.6.  Counterparts.

          This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

22.7.  Governing Law.

          This Agreement and the Notes shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

          If you are in agreement with the foregoing, please sign the form of agreement in the space below provided on a counterpart of this Agreement and return it to the Company, whereupon the foregoing shall become a binding agreement between you and the Company.


                              Very truly yours,

                              HEARST-ARGYLE TELEVISION, INC.


                              By______________________
                                Title:
                                        Harry T. Hawks
                                        Senior Vice President and
                                        Chief Financial Officer

The foregoing is hereby agreed
to as of the date thereof.


THE PRUDENTIAL INSURANCE COMPANY OF
 AMERICA

By________________________